Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

JURISDICTION OF
NAME OF SUBSIDIARY		INCORPORATION
1.	NICUSA, Inc.*	Kansas, U.S.
2.	Kansas Information Consortium, Inc.**	Kansas, U.S.
3.	Indiana Interactive, LLC**	Indiana, U.S.
4.	Arkansas Information Consortium, LLC**	Arkansas, U.S.
5.	Nebraska Interactive, LLC**	Nebraska, U.S.
6.	Virginia Interactive, LLC**	Virginia, U.S.
7.	Iowa Interactive, LLC**	Iowa, U.S.
8.	Montana Interactive, LLC**	Montana, U.S.
9.	Maine Information Network, LLC**	Maine, U.S.
10.	Utah Interactive, LLC**	Utah, U.S.
11.	Hawaii Information Consortium, LLC**	Hawaii, U.S.
12.	Idaho Information Consortium, LLC**	Idaho, U.S.
13.	NIC Commerce, LLC**	Colorado, U.S.
14.	NIC Conquest, LLC**	Colorado, U.S.
15.	National Information Consortium Technologies, LLC**	California, U.S.
16.	Intelligent Decision Technologies, LLC**	Colorado, U.S.
17.	National Online Registries, LLC**	Colorado, U.S.
18.	Bay Interactive, LLC**	California, U.S.
19.	Florida Information Consortium, Inc.**	Florida, U.S.
20.	Michigan Local Interactive, LLC**	Michigan, U.S.
21.	Texas Local Interactive, LLC**	Texas, U.S.
22.	Alabama Interactive, LLC**	Alabama, U.S.
23.	NIC European Business Limited*	London, England
24.	Kentucky Interactive, LLC**	Kentucky, U.S.
25.	NIC Solutions, LLC**	Colorado, U.S.
26.	National Retail Registries, LLC**	Colorado, U.S.
27.	South Carolina Interactive, LLC**	South Carolina, U.S.
28.	Colorado Interactive, LLC**	Colorado, U.S.
29.	Vermont Information Consortium, LLC**	Vermont, U.S.
30.	Rhode Island Interactive, LLC**	Rhode Island, U.S.
31.	eGov Service Corporation*	Colorado, U.S.
32.	One Point Security Solutions, LLC*	Colorado, U.S.

*Wholly-owned subsidiary of NIC Inc.
**Wholly-owned subsidiary of NICUSA, Inc.

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